Exhibit 99.1

         Educational Development Corporation Reports Six Months Results

    TULSA, Okla., Oct. 15 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today that net revenues for the six months ended August 31, 2004 were $15,192,500 compared with $14,157,500 for the same six-months a year ago, an increase of 7.3%. Net earnings for the six months ended August 31, 2004 were $1,276,800, an increase of 14.0% over net earnings of $1,120,300 for the same six-months a year ago. Net revenues for the three months ended August 31, 2004 were $6,775,000 compared with $6,894,500 for the same period last year, a decrease of 1.7%. Net earnings for the three months ended August 31, 2004 were $452,400 compared with $534,400 for the same period last year, a decrease of 15.3%.
    Net revenues in the Home Business Division increased 2.3% and 12.2% for the three months and six months ended August 31, 2004 when compared with the same two periods a year ago. Net revenues in the Publishing Division declined 10.6% and 4.6% for the three and six months ended August 31, 2004 when compared with the same two periods a year ago. The results for the 2nd quarter reflect a softening demand during the summer months which are primarily the result of a major customer who placed an order during the 2nd quarter of the previous year but did not order during the 2nd quarter of the current year and other one-time events which include national weather related problems. While these events have a near term negative impact, Company management believes in the next few quarters, their long-term strategic objective of recording a 15-20% annual growth in sales and earnings will be achieved.
    The management of the Company continues to believe the stock has been undervalued and since March 1, 2004 has acquired over 320,000 shares of stock under the Stock Repurchase Program. Management expects to continue purchasing stock in selected situations which will be funded by operational cash flow.
    The Company's CEO is pleased to announce that the Company was ranked
No. 43 in the July-August 2004 issue of Fortune Small Business magazine's list of America's fastest-growing small companies. Last year the Company was ranked No. 48 on the list.
    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

                           Three Months Ended            Six Months Ended
                               August 31,                    August 31,
                           2004          2003           2004           2003


    Net Revenues       $6,775,000    $6,894,500    $15,192,500    $14,157,500

    Earnings Before
     Income Taxes        $725,400      $861,400     $2,061,100     $1,799,800

    Income Taxes          273,000       327,000        784,300        679,500


    Net Earnings         $452,400      $534,400     $1,276,800     $1,120,300


    Earnings Per Share:
      Basic                 $0.11         $0.14          $0.32          $0.29
      Diluted               $0.11         $0.12          $0.30          $0.26


    Weighted Average
     Shares:
      Basic             3,982,493     3,946,866      3,991,971      3,913,235
      Diluted           4,157,072     4,301,033      4,193,679      4,277,027

SOURCE  Educational Development Corporation
    -0-                             10/15/2004
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS CPR MLM ECM
SU:  ERN